EXHIBIT 99.1


FOR IMMEDIATE RELEASE


CONTACTS:  Dave Stedman
           President
           LION, Inc.
           800-546-6463


                        LION SETTLES OUTSTANDING LAWSUIT
                             WITH INSURANCE COMPANY


SEATTLE, WA -JUNE 7, 2004--LION, INC. (OTC Bulletin Board: LINN), a leading provider of advanced business solutions that streamline the mortgage fulfillment process, today announced that it has settled its lawsuit against Great American Insurance Company.

LION initiated litigation against Great American Insurance Company for reimbursement of defense and indemnity costs related to a lawsuit brought by a former director of LION that had resulted in an award of $357,000 to the plaintiff, which was subsequently settled in lieu of appeal for $340,000 in June 2002. The parties reached a mutually acceptable mediated settlement of claims pursuant to which LION will receive approximately $433,000, net of legal expenses.

"We are pleased to have this issue behind us", states Randall D. Miles, Chairman and CEO of LION, Inc. "The Company received fair compensation in settling its claim against Great American. More importantly, we have eliminated a distraction, allowing us to more effectively focus our attention on improving our financial and operating performance."

ABOUT LION, INC.

LION, INC. is a leading provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2 trillion mortgage industry. From LEADS TO LOANS TO CAPITAL MARKETS, LION Inc. offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION, Inc. provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communications tools. LION maintains offices in Washington, California and Colorado. For more information, please visit www.lioninc.com.


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This press release  contains  forward-looking  statements that involve risks and
uncertainties   concerning  our  expected   performance  (as  described  without
limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: our substantial dependence on mortgage brokers and the mortgage broker industry; mortgage market trends; interest rate changes; housing and consumer trends effecting home purchases; the management of our potential growth; risks of new
business  areas  and  new  Internet   technology;   joint-marketing   and  sales
agreements; our need for additional financing; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of June 7, 2004, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003,
including   (without   limitation)  under  the  captions,   "Risk  Factors"  and
"Management's Discussion and Analysis of Financial Condition and Results of Operations", which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.


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